Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cerner Corporation:

We consent to the incorporation by reference in the Registration Statements (No. 333‑206272, No. 333‑180016, No. 333‑174568, No. 333‑125492, No. 333‑75308, No. 333‑70170, No. 333‑40156, No. 333‑93379, No. 333‑77029, No. 33‑56868, No. 33‑20155, No. 333‑24909, No. 333‑24899, No. 33‑55082, No. 33‑39777, No. 33‑63226, No. 33‑41580, No. 33‑39776, and No. 33‑15156) on Form S‑8 and (No. 333‑72024 and No. 333‑40156) on Form S‑4 of Cerner Corporation of our reports dated February 8, 2019, with respect to the consolidated balance sheets of Cerner Corporation and subsidiaries as of December 29, 2018 and December 30, 2017, and the related consolidated statements of operations, comprehensive income, cash flows, and changes in shareholders' equity for each of the years in the three‑year period ended December 29, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 29, 2018, which reports appear in the 2018 Annual Report on Form 10‑K of Cerner Corporation.
Our report refers to the Company's adoption of Accounting Standards Update 2016‑09 "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share‑Based Payment Accounting" in 2017 and the Company's adoption of Accounting Standards Update 2014-09 "Revenue from Contracts with Customers (Topic 606)" in 2018.
/s/ KPMG LLP
Kansas City, Missouri
February 8, 2019